Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-234031 and 333-234035 on Form S-3 and Registration Statement Nos. 333-227555 and 333-231388 on Form S-8 of our report dated March 16, 2020, relating to the financial statements of Arvinas, Inc. appearing in this Annual Report on Form 10-K for the year ended December 31, 2019.

/s/ Deloitte & Touche LLP

Hartford, Connecticut

March 16, 2020